Exhibit 10.47

Credit Agreement
(Advances related to PlainsCapital Equity, LLC)

This agreement dated as of October 13, 2006, is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 420 Throckmorton, 4th Floor, Fort Worth, TX 76102-3700, and Plains Capital Corporation, a Texas corporation, whose address is 2911 Turtle Creek Blvd, Suite 700, Dallas, TX 75219 (whether one or more, and if more than one, individually and collectively, the “Borrower”).

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs all the Credit Facilities as defined below, provided however, this agreement does not govern the following Credit Facilities which continue in full force and effect in accordance with their terms: (a) the Borrower’s $20,000,000 loan (“$20,000,000 Line of Credit”) which is governed by that certain Amended and Restated Loan Agreement dated as of October 1, 2001, as amended through a Fourth Amendment to Amended and Restated Loan Agreement dated as of November 21, 2005, as hereafter amended, modified and restated from time to time, (b) the Borrower’s $6,000,000 loan which is governed by that certain Loan Agreement dated as of September 22, 2004, by and between the Borrower and the Bank, as hereafter amended, modified and restated from time to time, (c) the Borrower’s $500,0000 loan which is governed by that certain Loan Agreement dated October 27, 2004, as hereafter amended, modified and restated from time to time, and (d) the Borrower’s $15,000,000 loan which is governed by that certain Subordinate Credit Agreement dated as of October 27, 2004, by and between the Borrower and the Bank, as hereafter amended, modified and restated from time to time (collectively, the “Other Loan Agreements”).

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $10,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor. The proceeds of Facility A shall be used only to contribute capital to PCE to enable it to make investments, other than in margin stock, (a) in Corporations that are not general partnerships, limited liability partnerships or joint ventures and (b) which would not expose it to liability as a partner or joint venture partner other than for the amount of its investment (“Approved Purposes”). The proceeds of Facility A shall not be used for any purpose other than as stated in this Section and the Borrower shall cease utilizing the $20,000,000 Line of Credit for such purposes.

1.3

Commitment Fee. The Borrower shall pay to the Bank a commitment fee (the “Commitment Fee”) with respect to each calendar quarter during the term of Facility A, based on the unused amount of Facility A. The Commitment Fee shall be an amount equal to A x (B – C) x (D/E), where A equals one-eighth of one percent ( 1/8%); B equals the maximum amount of Facility A; C equals the average daily outstanding principal balance of Facility A during the calendar quarter; D equals the actual number of days elapsed during the calendar quarter; and E equals 365. The Commitment Fee shall be due and payable to the Bank in arrears at the same time as the installments of interest on the Line of Credit Note. The Bank may begin to accrue the foregoing fee on the date the Borrower signs or otherwise authenticates this agreement.

2.	Definitions and Interpretations.

A.	Definitions. As used in this agreement, the following terms have the following respective meanings:

(1)	“Affiliate” means, as to any Person, any other Person: (1) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (2) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through Equity Interests, by contract, or otherwise. The Bank is not under any circumstances to be deemed an Affiliate of Borrower or any of its Subsidiaries.

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(2)	“Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of the Parties executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Party’s obligations thereunder.

(3)	“Banking Subsidiary” means, as to any Subsidiary of the Borrower, any bank (whether state or national) more than fifty percent (50%) of whose capital stock now or hereafter is owned directly or indirectly by the Borrower or any Banking Subsidiary or may be voted by the Borrower or any Banking Subsidiary. As of the date of this agreement, the only Banking Subsidiary of the Borrower is PlainsCapital Bank (“PCB”), a Texas state bank, whose principal place of business is 5010 University, Lubbock, Texas 79413.

(4)	“Banking Subsidiary Loans” means loans made by any Banking Subsidiary as lender (including, without limitation, participation interests in loans made by other lenders which are purchased by any Banking Subsidiary) and leases intended as financing devices in which any Banking Subsidiary is the lessor, in each case net of any unearned interest or other income but before deducting any Loan Loss Reserve.

(5)	“Business Day” means a day when the main office of the Bank is open for the conduct of commercial lending business.

(6)	“Call Report” means any Consolidated Reports of Condition and Income (currently designated as Federal Financial Institutions Examination Council reporting form 041), any Thrift Financial Report or any substantially similar report (or successor or replacement of any such report) required by any Governmental Authority to be submitted by any Obligor or any Obligor’s Subsidiary to a Governmental Authority.

(7)	“Collateral” means all presently owned and hereafter acquired property of any Person that secures the Liabilities, including, but not limited to, 100% of the capital stock of PCB pledged to the Bank.

(8)	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement, including any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

(9)	“Corporation” means corporations, partnerships, limited liability companies, joint ventures, joint stock associations, associations, banks, business trusts and other entities.

(10)	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in an entity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(11)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(12)	“GAAP” means generally accepted accounting principles in effect in the United States of America, consistently applied.

(13)	“Governmental Authority” means any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, the Borrower or any other Obligor, or any Subsidiary of the Borrower or their respective properties or any agreement by which any of them is bound. Governmental Authority includes but is not limited to the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking (the “DOB”), the Office of Thrift Supervision (the “OTS”), the Office of the Comptroller of the Currency (the “OCC”) and the Securities and Exchange Commission (the “SEC”).

(14)	“Indebtedness” means and includes (without duplication) (i) all items arising from the borrowing of money, which according to GAAP, would be included in determining total liabilities as shown on the

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balance sheet; (ii) all indebtedness secured by any Lien on property owned by the Borrower or the Subsidiaries of the Borrower whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (iv) all other interest-bearing obligations evidencing indebtedness to others for borrowed money.

(15)	“Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any list, license or permit issued by, any Governmental Authority.

(16)	“Liabilities” means all obligations, indebtedness and liabilities of every kind and character of the Borrower to the Bank, its successors and assigns, now existing or later arising, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements, restatements or substitutions of any of the foregoing.

(17)	“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

(18)	“Minimum Return on Average Assets Ratio” means the ratio, expressed as a percentage of any Banking Subsidiary’s Net Income to the Banking Subsidiary’s Total Assets, all as determined by applicable regulatory accounting principles consistently applied.

(19)	“Net Income” means, with respect to the four (4) calendar quarters immediately preceding any date of computation of Net Income, the net income for the Banking Subsidiary for such four (4) calendar quarters.

(20)	“Non-Performing Asset Ratio” means the ratio, expressed as a percentage, of any Banking Subsidiary’s Non-Performing Assets to the Banking Subsidiary’s Total Loans, all as determined by applicable regulatory accounting principles consistently applied.

(21)	“Non-Performing Assets” means the sum of any Banking Subsidiary’s Banking Subsidiary Loans that are (a) ninety (90) days past due or more, but excluding Banking Subsidiary Loans on non-accrual status, (b) on non-accrual status, (c) have been restructured, and (d) Other Real Estate.

(22)	“Notes” means each and all promissory notes, instruments and/or other contracts now or hereafter evidencing the terms and conditions of any of the Credit Facilities.

(23)	“Obligor” means each Borrower and any guarantor, surety, co-signer, general partner or other Person who may now or hereafter be obligated to pay all or any part of the Liabilities.

(24)	“Organizational Documents” means, with respect to any entity, certificates of existence or formation, documents establishing or governing the entity or evidencing or certifying that the entity is duly organized and validly existing in accordance with all applicable Legal Requirements, including all modifications and supplements of such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

(25)

“Other Real Estate” means (a) real property acquired by a Banking Subsidiary (1) through purchases at sales under judgments, decrees, or mortgages where the real property was security for debts previously contracted, (2) through conveyance in satisfaction or partial satisfaction of debts previously contracted, (3) through purchases to secure debts previously contracted, or (4) through any other method of asset

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acquisition, where the real property, in the hands of the transferor to such Banking Subsidiary, was classified as “other real estate owned” pursuant to 12 CFR §7.3025, (b) former banking premises beginning on the date of relocation to new banking quarters, (c) property originally acquired for future expansion for which banking use is no longer contemplated, (d) any real estate sold and financing by a Banking Subsidiary for which the purchaser’s equity down payment was less than ten percent (10%) or the financing remains at a rate of interest less than the Prime Rate, (e) real property still in the possession of and legally titled in a borrower of a Banking Subsidiary that would be considered to be an “in substance foreclosure” by reason of the borrower having little or no equity and sale of such property being the only source of repayment, (f) any and all other real property or assets of a Banking Subsidiary that are classified as “other real estate owned” pursuant to 12 CFR §7.3025. Other Real Estate shall not include any building or continguous property that is used by a Banking Subsidiary for banking services, for storage, for operations services, or for parking for customers or employees.

(26)	“Parties” means all Persons other than the Bank executing any Related Document.

(27)	“Person” means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

(28)	“PCE” means PlainsCapital Equity, LLC, a wholly owned Subsidiary of the Borrower.

(29)	“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate.

(30)	“Proper Form” means in form and substance satisfactory to the Bank.

(31)	“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

(32)	“Related Documents” means this agreement, the Notes, the Pledge and Security Agreements each dated as of October 27, 2004, and September 22, 2004, by and among the Borrower, PCB and the Bank’s predecessor in interest, Bank One, NA, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

(33)	“Subordinated Debt” means any Indebtedness subordinated to Indebtedness due to the Bank pursuant to a written subordination agreement in Proper Form by and among the Bank, subordinated creditor and the Borrower which at a minimum must prohibit: (a) any action by any subordinated creditor which will result in an occurrence of an Event of Default or default under this agreement, the subordination agreement or the subordinated Indebtedness; and (b) upon the happening of any Event of Default or default under any Related Documents, the subordination agreement, or any instrument evidencing the subordinated Indebtedness: (i) any payment of principal and interest on the subordinated Indebtedness; (ii) any act to compel payment of principal or interest on subordinated Indebtedness; and (iii) any action to realize upon any collateral securing the subordinated Indebtedness.

(34)	“Subsidiary” means, as to a particular parent Corporation, any Corporation of which 50% or more of the indicia of equity rights is at the time of determination directly or indirectly owned by such parent Corporation or by one or more Persons controlled by, controlling or under common control with such parent Corporation. For purposes of this agreement, the Borrower’s Subsidiaries include but are not limited to the Banking Subsidiaries, PCE and each of those listed on Annex I.

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(35)	“Total Assets” means the average of any Banking Subsidiary’s total assets required by applicable Legal Requirements to be included in the Banking Subsidiary’s Call Report, as total assets are defined in 12 CFR §325.2(x), as amended from time to time, and as reported on each Call Report for the Banking Subsidiary.

(36)	“Total Loans” means the total of all of the Banking Subsidiary Loans (before deducting the Loan Loss Reserves but after deducting unearned interest and any other unearned income) net of all participations sold and excluding any Other Real Estate held in lieu of any of the Banking Subsidiary Loans.

B.	Interpretations. Whenever the Bank’s determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent.

3.1	Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank in Proper Form:

A. Related Documents. The Notes, and as applicable, the letter of credit applications, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents; and

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Party executing the Related Documents that at a minimum (i) document the due organization, valid existence and good standing of the Borrower and every other entity that is a Party to this agreement or any other Related Document; (ii) evidence that each entity which is a Party to this agreement or any other Related Document has the power and authority to enter into the transactions described therein, and (iii) evidence that the Person signing on behalf of each entity which is a Party to the Related Documents (other than the Bank) is duly authorized to do so.

C. Continuing Pledge of Stock. Delivery of a duly executed continuing pledge of all outstanding stock of PCB and stock powers duly executed in blank.

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Advances. (1) The Bank has received written notice in Proper Form (effective upon receipt) of the Borrower’s intent to draw down an advance under Facility A (“Advance”) no later than 11:00 a.m. Central time on the requested date of disbursement, as well as such other documents, opinions, certificates, agreements, instruments and evidences as the Bank may reasonably request. (2) The outstanding principal balance of Facility A prior to the making of the requested Advance plus the amount of the requested Advance will not exceed $10,000,000.00. (3) The requested Advance will only be used for Approved Purposes that are in compliance with applicable Legal Requirements or to refinance advances made under the $20,000,000 Line of Credit for Approved Purposes.

B. Representations. The representations of the Borrower and any other Parties to the Related Documents are true on and as of the date of the extension of credit;

C. No Event of Default. No default or Event of Default has occurred under this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any Event of Default but for the lapse of time until the end of any grace or cure period, if any;

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D. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

E. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, the Borrower, any Subsidiary of the Borrower or any guarantor of any of the Liabilities to any penalty or onerous condition under any Legal Requirement.

3.3	Satisfaction of Conditions Precedent. The acceptance of the proceeds and benefits of the proceeds of any Credit Facility shall constitute a representation and warranty by the Parties that all of the conditions specified in this Article 3 for that Credit Facility have been satisfied as of that time.

4.	Affirmative Covenants. The Borrower agrees to do, and will cause each of its Subsidiaries to do, each of the following:

4.1	Distributions. If the Borrower shall be entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any shares of capital stock that is pledged as Collateral, the Borrower agrees to accept same as the Bank’s agent and to hold same in trust on behalf of or for the benefit of the Bank and deliver same forthwith to the Bank in exact form received, with the endorsement of the Borrower where necessary, together with appropriate undated stock powers duly executed in blank, to be held by the Bank as additional Collateral.

4.2	Financial information. Furnish to the Bank in Proper Form (1) the financial statements prepared in conformity with GAAP on consolidated and consolidating bases and the other information described in, and within the times required by, Exhibit A, Reporting Requirements, Financial Covenants and Compliance Certificate attached hereto and incorporated in this agreement by reference; (2) within the time required by Exhibit A, Exhibit A signed or otherwise authenticated and certified by the chief financial officer or president of the Party required to submit the information; (3) to the extent permitted by applicable Legal Requirements, promptly after the same are available, copies of each annual report or financial statement or other report or communication sent by the Borrower to the shareholders of the Borrower; and each registration statement which the Borrower or any Subsidiary of the Borrower may file with any Governmental Authority or with any securities exchange; (4) promptly after a request is submitted to the appropriate Governmental Authority, any request for waiver of funding standards or extension of amortization periods with respect to any employee benefit plan; (5) promptly after the Bank’s request, copies of special audits, studies, reports and analyses prepared by outside parties for the management of the Borrower, any of its Subsidiaries or any other Obligor; (6) promptly after the Bank’s request, a listing of all of PCE’s investments, rates of return on projects and descriptions of exit strategies on all properties owned or in which PCE has an interest, including the development and sale of properties and/or lots or the drilling and production of gas/oil wells on the properties; and (7) such other information relating to the financial condition, prospects and affairs of the Borrower, each other Obligor and their respective Subsidiaries, as the Bank may reasonably request from time to time. Nothing in this agreement shall require the Borrower to provide any information to the Bank which the Borrower, any other Obligor or any of their respective Subsidiaries is prohibited by Legal Requirements to disclose. All proceeds of the Collateral shall be deposited in an account maintained with the Bank.

4.3	Subsidiary Organizational Documents. Furnish to the Bank copies of the Organizational Documents of any Subsidiary and Corporation in which PCE may own an Equity Interest.

4.4	Existence. Maintain its existence and business operations, as presently in effect, in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith (if they have been properly reflected on its books) and, at the Bank’s request, have adequate funds or security pledged or reserved to insure payment.

4.5	Financial Records. Maintain proper books and records of accounts, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

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4.6	Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Bank, covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request; and

4.7	FDIC Insurance. If a banking Corporation, maintain federal deposit insurance and be a member of the FDIC.

4.8	Inspection. Permit the Bank or its representatives, at those times and at the intervals as the Bank may reasonably require: (1) to inspect, examine, audit and copy its business records, and to discuss its business, operations, prospects, assets, affairs and financial condition with its officers, employees and accountants; and (2) to inspect its business operations and sites. Nothing in this agreement shall give the Bank the right to inspect or copy any records of any examination report of the Borrower’s supervisory Governmental Authority or other information that the Borrower or any of its Subsidiaries are prohibited by any Legal Requirement from disclosing without the consent of the supervising Governmental Authority; provided, however, the Borrower will and will cause each of its Subsidiaries to, cooperate in obtaining any consent should the Bank request the disclosure.

4.9	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect the business, property, affairs, prospects or financial condition; (2) the occurrence of any default or Event of Default and the circumstances which give rise to the Bank’s option to terminate the Credit Facilities to the extent the disclosure does not violate any Legal Requirement; (3) any additions to or changes in its locations or businesses; and (4) any alleged breach by the Bank of any provision of this agreement or of any other Related Documents.

4.10	Title to Assets and Property. Maintain good and marketable title to all of its assets and properties and defend its assets and properties against all claims and demands of all Persons at any time claiming any interest in them.

4.11	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.12	Compliance with ERISA. (1) Maintain each employee benefit plan as to which it may have any liability, including, but not limited to ERISA, in compliance with all Legal Requirements. (2) Promptly after the Bank’s request, furnish to the Bank such information concerning any plan of the Borrower or any Subsidiary of the Borrower subject to ERISA. (3) Promptly inform the Bank in writing of any fact or action arising in connection with any plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee or administrator for such plan, or any other “reportable event” (as defined in ERISA).

4.13	Management/Ownership. Promptly inform the Bank in writing of (1) any change in the membership of the executive management or board of directors of the Borrower or any Subsidiary of the Borrower; or (2) any change in the beneficial or legal ownership of ten percent (10%) or more of the issued and outstanding common stock of the Borrower or any Subsidiary of the Borrower.

4.14	Compliance Certificate. Comply with each of the other additional covenants, if any, set forth in Exhibit A.

5.	Negative Covenants. Without the prior written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

5.1

Indebtedness. Incur, contract for, assume, permit to remain outstanding, or in any manner become liable in respect of any Indebtedness, other than (1) Indebtedness incurred in the ordinary course of business and in accordance with applicable Legal Requirements and safe and sound banking practices; (2) Indebtedness reflected in the financial statements dated June 30, 2006; (3) additional Indebtedness contracted for after the date of this agreement that does

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not exceed the amounts reflected in those financial statements described in (2) above; (4) upon the approval of the Bank, Subordinated Debt; and (5) additional indebtedness for borrowed money, installment obligations, and obligations under capital leases or operating leases not to exceed $50,000 in the aggregate for the Borrower and any Subsidiary of the Borrower.

5.2	Minimum Return on Average Assets Ratio. Permit any Banking Subsidiary’s Minimum Return on Average Assets Ratio to be less than 0.70% as of the last day of any calendar quarter.

5.3	Well Capitalized. Permit any Banking Subsidiary not to be or remain categorized as “Well Capitalized” as defined by the regulations of its supervisory Governmental Authority.

5.4	Non-Performing Asset Ratio. Permit any Banking Subsidiary’s Non-Performing Asset Ratio to exceed 2.50% as of the last day of any calendar quarter.

5.5	Liens. Other than in favor of the Bank, create, assume, incur, suffer or permit to exist any Lien of any kind or character upon or with respect to any of its assets or properties, whether now owned at the date hereof or later acquired, or assign or otherwise convey any right to receive income.

5.6	Disposal of Equity Interest in any Subsidiary. Pledge, sell, convey, assign, or otherwise dispose of or permit to exist any Lien on any Equity Interest in any Subsidiary of the Borrower other than in favor of the Bank.

5.7	Issuance of Stock. Permit PCB or PCE to authorize or issue additional Equity Interests of any class, common or preferred, or any warrant, right or option pertaining to its Equity Interests or issue any security convertible into Equity Interests.

5.8	Merger or Consolidations. (1) Dissolve; (2) merge or consolidate with any Person; (3) lease, sell or otherwise convey a material part of its assets or business outside the ordinary course of its business; (4) lease, purchase, or otherwise acquire a material part of the assets of any other Person, except in the ordinary course of its business; or (5) agree to do any of the foregoing; provided, however, that notwithstanding the foregoing, any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower or with the Borrower so long as the Borrower is the survivor.

5.9	Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U (“Regulation U”). At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

5.10	Negative Pledge of Assets. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

5.11	Affiliate Transactions. Enter into any transaction or agreement with any Affiliate except upon terms substantially similar to those obtainable from wholly unrelated sources.

5.12	Subsidiaries. Form, create or acquire any Subsidiary that is not wholly owned by the Borrower.

5.13	Continuity of Operations. (1) Engage in any business activities (a) substantially different from those in which it is presently engaged or (b) prohibited by any Legal Requirement; or (2) cease operations, liquidate, change its name, dissolve, or sell any assets out of the ordinary course of business.

5.14	Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

5.15	Transfer of Ownership. Permit any pledge of any Equity Interest in the Borrower, or any sale or other transfer of any ownership interest in the Borrower in excess of twenty-five percent (25%) in the aggregate.

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5.16	Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire beneficially any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except (1) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by, the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities, (2) advances under Facility A for Approved Purposes.

5.17	PCE Investments. Permit PCE to make investments or acquire interests in any Person that would cause it to become a general partner in any partnership, limited partnership or limited liability partnership or a joint venturer in any joint venture.

5.18	Government Regulation. (1) Be or become subject at any time to any Legal Requirement (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with it; or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.	Representations, Warranties and Covenants by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full:

6.1	Organization and Status. (1) The Borrower is a Texas corporation registered as a federal bank holding company under the laws of the United States which has elected with the FRB to become a financial services holding company, and the Borrower and each of its Subsidiaries are each duly organized, validly existing and in good standing under the laws of its organization and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. (2) The Borrower has no Subsidiaries other than those listed on Annex I and each Subsidiary is owned by the Borrower or another of its Subsidiaries in the percentage set forth on Annex I. (3) PCE is a Texas limited liability company wholly owned by the Borrower.

6.2	Financial Statements. All financial statements delivered to the Bank are complete and correct and fairly present, in accordance with GAAP, the financial condition and the results of operations of the Borrower and each Subsidiary of the Borrower, as at the dates and for the periods indicated. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of the Borrower or any of its Subsidiaries since the dates of such financial statements dated June 30, 2006. Neither the Borrower nor any of its Subsidiaries is subject to any instrument or agreement materially and adversely affecting its financial condition, operations, business or affairs.

6.3	Enforceability. This agreement, the Notes, and the other Related Documents have been duly authorized, executed and delivered by the Parties thereto and are valid and binding agreements of the Parties, enforceable according to their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this agreement, the Notes and the other Related Documents and the obligations that they impose, do not violate any Legal Requirement, conflict with any agreement by which any Party is bound, or require the consent or approval of any Governmental Authority or other third party which has not been promptly obtained in connection with the execution and delivery of this agreement and the other Related Documents.

6.4	Litigation. There is no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower, any of its Subsidiaries or any other Obligor pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower, any of its Subsidiaries, any other Obligor or any of their respective financial conditions and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing.

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6.5	Title and Rights. The Borrower and each of its Subsidiaries have good and marketable title to its properties, free and clear of any Lien except for Liens disclosed to and approved in writing by the Bank, those permitted by this agreement and the other Related Documents. The Borrower and each of its Subsidiaries possess all permits, licenses, patents, trademarks and copyrights required to conduct their respective businesses.

6.6	Regulation U; Business Purpose. None of the proceeds of any of the Credit Facilities will be used to purchase or carry, directly or indirectly, any margin stock or for any other purpose which would make this credit a “purpose credit” within the meaning of Regulation U or not an exempt transaction under Regulation U. All Credit Facilities will be used for business purposes and for the express purposes that the Borrower has informed the Bank that it will use the credit. None of the stock of the Borrower’s Subsidiaries is margin stock as defined in Regulation U.

6.7	Capital Stock of the Borrower’s Subsidiaries. (1) All of the issued and outstanding capital stock of each of the Borrower’s Subsidiaries (the “Borrower’s Current Subsidiaries’ Shares”) has been duly authorized, legally and validly issued, fully paid and non-assessable, and the Borrower’s Current Subsidiaries’ Shares are owned by the Borrower, free and clear of all Liens, except as may exist for the benefit of the Bank; (2) none of the Borrower’s Current Subsidiaries’ Shares have been issued in violation of any shareholder’s preemptive rights; (3) there are, as of the date of this agreement, no outstanding options, rights, warrants, plans, understandings or other agreements or instruments obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, or contemplating or providing for the issuance of, additional shares of the capital stock of the Borrower’s Subsidiaries, or obligating the Borrower or the Borrower’s Subsidiaries to grant, extend or enter into any such agreement or commitment; and (4) the Borrower has furnished to the Bank copies of all buy-sell agreements, stock redemption agreements, shareholder agreements, voting trust agreements and all other agreements and contracts involving the stock of any Banking Subsidiary.

6.8	Regulatory Enforcement Actions. None of the Borrower, any of its Subsidiaries, or any of their respective officers or directors, is now operating under or will operate under any effective written restrictions agreed to by the Borrower or by any of its Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or by any of its Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

6.9	No Liens. Neither the Borrower nor any of its Subsidiaries is a party to any agreement, instrument or undertaking or subject to any other restriction pursuant to which the Borrower or any of its Subsidiaries has placed, or will be required to place (or under which any other Person may place), a Lien upon any of its properties securing Indebtedness, either upon demand or upon the happening of a condition, with or without any demand.

6.10	Compliance. The Borrower and each of its Subsidiaries has filed all applicable tax returns and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith and for which adequate reserves have been established. The Borrower and each of its Subsidiaries is in compliance with all applicable material Legal Requirements and manages and operates (and will continue to manage and operate) its business in accordance with good industry practices. Neither the Borrower nor any of its Subsidiaries is in default in the payment of any other Indebtedness or under any agreement to which it is a party. The Parties have obtained all consents of and registered with all Governmental Authorities and other Persons required to execute, deliver and perform the Related Documents.

6.11	No Claims Against the Bank. There are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower or any other Obligor could assert with respect to this agreement or the Credit Facilities.

6.12	Statements by Others. All statements made by or on behalf of the Borrower, any of its Subsidiaries or any other of the Parties in connection with any Related Document constitute the joint and several representations and warranties of the Borrower under this agreement.

6.13

Environment. The Borrower and each of its Subsidiaries have complied with applicable Legal Requirements in each instance in which any of them have generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by any of them). Neither the Borrower nor any of

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its Subsidiaries has any material contingent liability for non-compliance with environmental or hazardous waste laws. Neither the Borrower nor any of its Subsidiaries has received any notice that it or any of its property or operations does not comply with, or that any Governmental Authority is investigating its compliance with, any environmental or hazardous waste laws.

6.14	Continuing Representations. Each request for an advance or conversion or continuation of an advance under any of the Credit Facilities shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this agreement shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.

7.	Default/Remedies.

7.1	Events of Default. Each of the following is an “Event of Default”:

A. The Borrower or any other Obligor fails to pay when due any amount payable (1) under the Notes or under any other Liabilities; or (2) under any agreement or instrument evidencing Indebtedness to any creditor other than the Bank.

B. The Borrower, any of its Subsidiaries or any other Obligor (1) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Notes or other Related Documents; (2) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (3) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (4) defaults under the terms of any agreement or instrument relating to any Indebtedness (other than the Indebtedness evidenced by the Notes), including, but not limited to, the Indebtedness described in the Other Loan Agreements, and the effect of such default will allow the creditor to declare the Indebtedness due before its maturity.

C. In the event (1) there is a default under the terms of any Related Document that is not cured within any cure period specified therein; or (2) the Borrower fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors and assigns and the failure to comply with, pay or perform is not cured within any cure period specified in such agreement.

D. The Borrower, any of its Subsidiaries or any other Obligor becomes insolvent or unable to pay its debts as they become due.

E. A “reportable event” (as defined in ERISA) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower, any Obligor or any Affiliate of the Borrower or any Obligor.

F. The Borrower, any of its Subsidiaries or any other Obligor (1) makes an assignment for the benefit of creditors; (2) consents or acquieseces to the appointment of a custodian, receiver, liquidator or trustee for itself or for all or a substantial part of its assets; (3) files a petition or commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction; (4) files any answer seeking reorganization, rearrangement, readjustment of its debt or for any other relief under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction; or (5) takes any action consenting to, approving of, acquiescencing to or authorizing any of the foregoing.

G. A custodian, receiver, conservator, liquidator, or trustee is appointed for the Borrower, any Subsidiary of the Borrower or any other Obligor or for all or a substantial part of its assets.

H. A petition is filed or proceedings are commenced against the Borrower, any Subsidiary of the Borrower or any other Obligor under any bankruptcy, reorganization, rearrangement, readjustment, liquidation, insolvency or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower, any Subsidiary of the Borrower or any other Obligor consents to the commencement of those proceedings.

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I. One or more judgments, decrees, or orders for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate shall be rendered against the Borrower, any Subsidiary of the Borrower or any other Obligor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) days.

J. If any of the Borrower’s assets are attached, seized, subjected to a writ, or are levied upon or become subject to any Lien (with the exception of statutory Liens) or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or if a notice of Lien, levy or assessment is filed of record or given to the Borrower or any Subsidiary of the Borrower with respect to all or any of their respective assets by any Governmental Authority.

K. The FRB, the FDIC, the DOB, the OCC, the OTS, the SEC or any other Governmental Authority charged with the regulation of bank holding companies or financial institutions issues to the Borrower or any of its Subsidiaries, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any of its Subsidiaries a cease and desist order or similar regulatory order, injunction, temporary restraining order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that prevent or as a practical matter impair the payment of dividends by any of its Subsidiaries, the payments of any Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries, restrictions (other than board resolutions adopted at the direction of a Governmental Authority) that make the payment of the dividends by any of its Subsidiaries, the payment of Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding.

L. If the Borrower or any of its Subsidiaries continues to be in default in any payment of principal or interest for any other indebtedness for borrowed money or in default in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such indebtedness is created the effect of which default in performance is to cause or permit the holder of the indebtedness to cause the indebtedness to become due prior to its stated maturity.

M. A change of control of the Borrower shall occur or the Borrower shall have the option, exercisable on at least one (1) Business Day’s prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of the Borrower that, in either case, has been approved as such, or is required to be approved by any Governmental Agency.

N. A material adverse change occurs in the assets, liabilities, financial condition, business or affairs of any Obligor or any Subsidiary of the Borrower.

O. This agreement or any other Related Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Subsidiary of the Borrower or any of their respective shareholders or directors, or the Borrower shall deny that it has any further liability or obligation under any of the Related Documents.

P. Receipt by any Banking Subsidiary of a notice from the FDIC of intent to terminate status as an insured bank.

Q. The filing by any Banking Subsidiary of an application for (a) relief pursuant to section 13(c) or 13(i) of the Federal Deposit Insurance Act, as amended, or similar relief from any Governmental Authority or (b) capital forbearance or similar relief from any Governmental Authority.

R. The Borrower or any Subsidiary or Affiliate of the Borrower shall become subject to any formal, adverse administrative action (including, but not limited to, a cease and desist order or any similar supervisory or letter agreement) by any Governmental Authority.

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7.2	Remedies. At any time after the occurrence of an Event of Default, the Bank may do one or more of the following: (1) cease permitting the Borrower to incur any Liabilities; (2) terminate any commitment of the Bank evidenced by any of the Notes; (3) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (4) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (5) exercise any and all other rights pursuant to this agreement or any of the other Related Documents, at law, in equity or otherwise. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights.

7.3	Cure Periods. Except as expressly provided to the contrary in this agreement or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of the Notes upon the occurrence of a default unless the default has not been fully cured (i) within five (5) days after its occurrence, if the condition, event or occurrence giving rise to the default can be cured solely by the payment of money or (ii) within twenty (20) days after its occurrence, if the condition, event or occurrence giving rise to the default is of a nature that it cannot be cured solely by the payment of money.

Provided, however, that the Borrower shall have no cure rights if the condition, event or occurrence giving rise to the default: (a) is described in any of clauses (D), (F), (G), (H), (J), (K), (L), (N), (P) or (Q) of the section above captioned Events of Default; or (b) constitutes a breach of any covenant in any of the Related Documents prohibiting the sale or transfer of (i) any property of any of the Parties or (ii) the Collateral; or (c) during the twelve (12) month period immediately preceding the occurrence of the default either (A) the same default has occurred or (B) three (3) or more other defaults of any nature have occurred. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this agreement, whether by advance, disbursement of a loan or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this agreement shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (1) by hand, (2) by a nationally recognized overnight courier service, or (3) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (1) upon receipt if delivered by hand, (2) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (3) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or Event of Default or subsequent to the occurrence of a default or Event of Default or when all conditions precedent have not been met shall not constitute a waiver of the default, Event of Default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding of the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

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8.4	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.5	Choice of Law. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN FORT WORTH, TEXAS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF TEXAS.

8.6	Consent to Jurisdiction. THE BANK AND THE BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER RELATED DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN TARRANT COUNTY, TEXAS, BUT THE BANK AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF TARRANT COUNTY, TEXAS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

8.7	Captions. Section headings and titles are for convenience of reference only and do not affect the interpretation of this agreement.

8.8	Creditors Proceedings. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of the Borrower under this agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Borrower’s liability under this agreement, then, notwithstanding any other provision of this agreement to the contrary, the amount of such liability shall, without any further action by the Borrower or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

8.9	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower and the other Parties in this agreement, any other Related Documents or in any certificate or other instrument delivered by the Parties. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities to the Bank shall be paid in full.

8.10	Bank Not in Control. None of the covenants or other provisions contained in this agreement, shall, or shall be deemed to, give the Bank the right or power to exercise control over the affairs and/or management of the Borrower or any Subsidiary of the Borrower, the power of the Bank being limited to those rights generally given to lenders; provided that, if the Bank becomes the owner of any stock or other Equity Interest in the Borrower or any Subsidiary of the Borrower whether through foreclosure or otherwise, the Bank shall be entitled to exercise such legal rights as it may have by being an owner of such stock, or other Equity Interest in the Borrower or any Subsidiary of the Borrower.

8.11

Non-Liability of the Bank. The relationship of the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower’s own judgment with respect to its business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for the Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the its business. The Bank and the Borrower intend that the Bank

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may reasonably rely on all information supplied by the Borrower or any other Parties to the Bank, together with all representations and warranties given by the Borrower and the other Parties to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

8.12	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.13	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.14	Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or Governmental Authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (1) increase the cost to the Bank for extending or maintaining the Credit Facilities; (2) reduce the amounts payable to the Bank under the Credit Facilities; or (3) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower which explanation and calculations shall be conclusive in the absence of manifest error.

8.15	Conflicting Terms. If this agreement is inconsistent with any provision in any Related Documents, the Bank shall determine which of the provisions shall control any such inconsistency.

8.16	Successors and Assigns. All covenants and agreements contained in this agreement and all other Related Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither the Borrower nor any Subsidiary of the Borrower may assign its rights herein, in whole or in part.

8.17	Expenses. To the extent not prohibited by applicable law and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing, administration, enforcement and waiver of the Related Documents, the making, servicing and collection of the Credit Facilities and the realization on the Collateral, and any other amounts owed under the Related Documents, including without limitation reasonable attorneys’ fees (including counsel for the Bank that are employees of the Bank or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any proceeding involving any of the Parties or property of any of the Parties. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.18	Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Credit Facilities shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid,

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released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.19	Severability. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect.

8.20	Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, pledge, assign, encumber or transfer one or more interests or participations in all or any part of its rights, title, interest and obligations in the Notes or the Related Documents to one or more purchasers whether or not related to the Bank and the Borrower hereby expressly consents to any such future transaction.

8.21	Waivers. All Obligors jointly and severally waive notice, demand, presentment for payment, notice of nonpayment, notice of acceleration, protest, notice of protest, and the filing of suit and diligence in collecting the Notes and all other demands and notices, and consents and agrees that the Obligor’s liabilities and obligations shall not be released or discharged by any or all of the following, whether with or without notice to the Obligor or any other Obligor, and whether before or after the maturity of the Notes: (1) extensions of the time of payment; (2) renewals; (3) acceptances of partial payments; and (4) releases or substitutions of the Collateral or any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Each Obligor agrees that acceptance of any partial payment shall not constitute a waiver and that waiver of any default shall not constitute waiver of any prior or subsequent default. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of this Agreement is effective unless it is in writing and signed by the party against whom it is being enforced. Nothing in this agreement is intended to waive or vary the duties of the Bank or the rights of the Borrower in violation of any provision of the Uniform Commercial Code as adopted in the State of Texas, as amended from time to time, that would prohibit the waiver or variation of those duties and rights by agreement of the parties.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When it opens an account, if it is an individual, the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual, the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if it is an individual, to see its driver’s license or other identifying documents, and, if it is not an individual, to see its Organizational Documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND THE RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE CREDIT FACILITIES.

Page 16 of 17 Pages

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Address for Notices:	Borrower: PLAINS CAPITAL CORPORATION
2911 Turtle Creek Blvd, Suite 700 Dallas, TX 75219
Attn.: Jeff Isom	By:

Name:

Title:

Address for Notices:	Bank: JPMORGAN CHASE BANK, N. A.
420 Throckmorton, 4th Floor, TX1-1275 Fort Worth, TX 76102-3700
Attn.: Tim Johnson	By:

Name:

Title:

Middle Market Legal - West\JPG\rln

Page 17 of 17 Pages

ANNEX I - SUBSIDIARIES

Subsidiary Name and Address	State Where Organized	% Owned by the Borrower and each Subsidiary, as applicable
Plains Capital Bank 5010 University, Lubbock, Texas 79413	Texas	100%

PlainsCapital Equity, LLC 2911 Turtle Creek Blvd, Suite 700 Dallas, TX 75219	Texas

Annex I - Page 1 of 1 Page

EXHIBIT A to agreement between

Plains Capital Corporation (the “Borrower”) and JPMorgan Chase Bank, N.A. (the “Bank”)

dated as of October 13, 2006, as same may be amended, restated and supplemented in writing.

REPORTING REQUIREMENTS, FINANCIAL COVENANTS AND

COMPLIANCE CERTIFICATE FOR CURRENT REPORTING PERIOD ENDING                         , 200     (“END DATE”)

A.	REPORTING PERIOD. THIS EXHIBIT WILL BE IN PROPER FORM AND SUBMITTED WITHIN 45 DAYS OF THE END OF EACH CALENDAR QUARTER, INCLUDING THE LAST REPORTING PERIOD OF THE FISCAL YEAR.

BORROWER’S FISCAL YEAR ENDS ON EACH DECEMBER 31st.

B. Financial Reporting. The Borrower will provide or cause to be provided the following financial information in Proper Form within the times indicated:			Compliance Certificate (Circle)
WHO	WHEN DUE	WHAT
THE BORROWER	(i) Within 120 days of fiscal year end	(a) Annual report and financial statements (balance sheet, income statement, cash flow statement) audited (with unqualified opinion) by independent certified public accountants satisfactory to the Bank and prepared in accordance with GAAP on consolidated and consolidating bases, accompanied by this Compliance Certificate	Yes	No

(b) An opinion by the accountant stating that (a) the accountant’s audit of the financial statements have been prepared in accordance with GAAP and (b) the financial statements present fairly the financial condition of the Borrower and the results of its operations

(c) Any management letter submitted to the Borrower by the accountant

(ii) Within 90 days of fiscal year end

A report of total actual cash inflows and total actual cash outflows for such calendar year, together with the Borrower’s estimates of its total projected cash inflows and total projected cash outflows for the immediately following year.

			Yes	No

	(iii) Within 45 days of each June 30th and December 31st	Parent Company Only Financial Statements for Bank Holding Companies (FRY-9LP) report prepared on an unconsolidated basis (the Borrower only) and as filed with the FRB	Yes	No

Exhibit A - Page 1 of 4 Pages

(iv) Within 45 days of each Reporting Period End Date, including the final period of the fiscal year	Consolidated Financial Statements for Bank Holding Companies (FRY-9C) report prepared on a consolidated basis and as filed with the FRB	Yes	No

(v) Within 45 days of each Reporting Period End Date, excluding the final period of the fiscal year

A report of total actual cash inflows and total actual cash outflows for the period beginning on the first day of such year and ending on the last day of such quarter, together with the Borrower’s estimates of its total projected cash inflows and total projected cash outflows for the remainder of such year

		Yes	No

(vi) Within 45 days of fiscal year end

A budget for each Banking Subsidiary for the next calendar year setting forth projected operating expenses, capital expenditures, and debt service of such Banking Subsidiary for such calendar year. Such budget shall be based on assumptions set forth therein which the Borrower and each Banking Subsidiary believe to be reasonable at the time such budget is delivered to the Bank, prepared based on sound financial planning practices, and represent the Borrower’s and such Banking Subsidiary’s best effort to present a reasonable estimate based on existing circumstances of the operating expenses, capital expenditures, and debt service of such Banking Subsidiary for such calendar year

		Yes	No

Exhibit A - Page 2 of 4 Pages

THE BORROWER and ALL SUBSIDIARIES	(vii) Within 45 days of each Reporting Period End Date, including the final period of the fiscal year	Unaudited interim financial statements prepared in conformity with GAAP (subject to routine audit and normal year-end adjustments) accompanied by this Compliance Certificate	Yes	No

BANKING SUBSIDIARIES	(viii) Within 45 days of each Reporting Period End Date, including the final period of the fiscal year	(a) A copy of all call reports filed with any Governmental Authority	Yes	No

(b) A report of risk-based capital adequacy, as submitted to such Banking Subsidiary’s Board of Directors

(c) A summary report of the totals, by category, of all assets of each Banking Subsidiary that are classified, in whole or in part, as “Other Assets Especially Mentioned’, “Substandard”, “Doubtful”, and “Loss,” and a listing of Other Real Estate and Foreclosed Assets; and upon the Bank’s request, a detailed listing of such assets

C. Other Required Covenants to be maintained and/or to be specifically certified. Without the prior written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:	COMPLIANCE CERTIFICATE
REQUIRED	ACTUAL REPORTED	Compliance (Circle)
(i) Minimum Return on Average Assets Ratio. Permit any Banking Subsidiary’s Minimum Return on Average Assets Ratio to be less than 0.70% as of the last day of any calendar quarter.	%	Yes	No

(ii) Well Capitalized. Permit any Banking Subsidiary not to be or remain to be categorized as “Well Capitalized” as defined by the regulations of its supervisory Governmental Authority.	Categorization: ☐ Well Capitalized ☐ Other, please specify:	Yes	No

(iii) Non-Performing Asset Ratio. Permit any Banking Subsidiary’s Non-Performing Asset Ratio to exceed 2.50% as of the last day of any calendar quarter.	%	Yes	No

Exhibit A - Page 3 of 4 Pages

THE ABOVE SUMMARY REPRESENTS SOME OF THE COVENANTS AND AGREEMENTS CONTAINED IN THE AGREEMENT AND DOES NOT IN ANY WAY RESTRICT OR MODIFY THE TERMS AND CONDITIONS OF THE AGREEMENT. IN CASE OF CONFLICT BETWEEN THIS EXHIBIT A AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

The undersigned hereby certifies that the above information and computations are true and correct and not misleading as of the date hereof, and that since the date of the Borrower’s most recent Compliance Certificate (if any):

☐	No default or Event of Default has occurred under the agreement during the current Reporting Period, or been discovered from a prior period, and not reported.

☐	A default or Event of Default (as described below) has occurred during the current Reporting Period or has been discovered from a prior period and is being reported for the first time and:

☐ was cured on                                 .

☐ was waived by the Bank in writing on                                 .

☐ is continuing.

Description of Event of Default:

Executed this              day of                     , 200    .

BORROWER:	PLAINS CAPITAL CORPORATION

SIGNATURE:

NAME:

TITLE:	(Chief Financial Officer or President)

ADDRESS:	2911 Turtle Creek Blvd, Suite 700 Dallas, TX 75219

Exhibit A - Page 4 of 4 Pages